UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 26, 2014

Xcerra Corporation

(Exact Name of Registrant as Specified in its Charter)

Massachusetts	000-10761	04-2594045
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

825 University Avenue, Norwood, MA	02062
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 781-461-1000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)	Adoption of Executive Profit Sharing Plan.

On August 26, 2014, the Compensation Committee of the Board approved an Executive Profit Sharing Plan for certain executives of the Company including the Company’s executive officers for its fiscal year 2015 (the “2015 Plan”). The 2015 Plan replaces and supersedes in its entirety the Executive Profit Sharing Plan for its previous fiscal year (the “2014 Plan”).

The 2014 Plan included elements tied to the integration of the ECT and Multitest businesses following the acquisition of those businesses, as previously disclosed. The Compensation Committee removed any integration incentives from the 2015 Plan since the integration of ECT and Multitest is underway.

The 2015 Plan provides that bonuses will be paid in amounts that are determined by using a formula based on the Company’s pro-forma earnings before interest and taxes, excluding accruals for the Company’s profit sharing plans, the amortization of purchased intangible assets, and certain one-time charges, such as acquisition costs, restructuring costs, and purchase accounting charges (referred to as “Adjusted Earnings”).

Each executive participating in the 2015 Plan has a target bonus under the 2015 Plan equal to 50% of such executive’s annual base salary. Bonus amounts under the 2015 Plan are capped at 4 times the target bonus amount under the 2015 Plan for David G. Tacelli, the Company’s President and Chief Executive Officer, 3.2 times for Mark J. Gallenberger, the Company’s Senior Vice President, Chief Operating Officer and Chief Financial Officer, 2.5 times for Pascal Rondé, Senior Vice President, Global Customer Team, and two times for the remaining participants. No payment will be earned under the 2015 Plan unless the Adjusted Earnings is an amount greater than $0.

The formula for determining the aggregate amount of bonus to be paid to a participant under the 2015 Plan is: (i) the Company’s Adjusted Earnings during the period August 1, 2014 through July 31, 2015, (ii) multiplied by a targeted percentage amount to be determined by the Compensation Committee, (iii) multiplied by a fraction, the numerator of which is the executive’s annual base salary, and the denominator of which is the sum of the annual base salaries of all of the 2015 Plan participants.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XCERRA CORPORATION

Date: August 29, 2014	By:	/s/ Mark J. Gallenberger
Mark J. Gallenberger
SVP, COO, CFO